Exhibit 99.1

Evolve Announces Completion of Amended Credit Agreement Supporting Business Strategy Shift

HOUSTON, TX, August 23, 2021 (GLOBE NEWSWIRE) — Evolve Transition Infrastructure LP (“Evolve”) (NYSE American: SNMP) today announced it has executed the previously announced amendment to its credit agreement with the Royal Bank of Canada (“RBC”). The amended credit agreement provides Evolve with a $65 million term loan facility and a $5 million revolving credit facility, with RBC providing the entire principal amounts of both facilities. The amended credit agreement has a maturity date of September 30, 2023 and provides Evolve with increased flexibility to pursue the expansion of its strategic pivot towards energy transition investments and a more favorable amortization profile.

Evolve CFO, Chuck Ward, commented, "We are very pleased with the support we received from RBC in amending our current credit agreement to provide, among other things, the extended maturity date and the new term and revolving credit facilities.  The execution of this amended credit agreement represents the completion of an important milestone in our business strategy shift to focusing on the acquisition and development of infrastructure critical to the transition of energy supply to lower carbon sources".

Forward Looking Statements

This press release contains, and our officers and representatives may from time to time make, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact, included in this press release are forward-looking statements. Any statements that refer to our future financial performance, strategy, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Evolve disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward looking statements. Actual results may differ materially from those anticipated or implied in forward-looking statements. Our Annual Report on Form 10-K for the year ended December 31, 2020, our Quarterly Report on Form 10-Q for the three months ended June 30, 2021 and other filings with the SEC discuss some of the important risk factors that may affect our business, results of operations, and financial condition and you are encouraged to read such filings. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

About Evolve Transition Infrastructure LP

Evolve Transition Infrastructure LP (NYSE American: SNMP) is a publicly-traded limited partnership formed in 2005 focused on the acquisition, development and ownership of infrastructure critical to the transition of energy supply to lower carbon sources.

Additional information about Evolve can be found in our documents on file with the SEC which are available on our website at www.evolvetransition.com and on the SEC’s website at www.sec.gov.

Evolve Contact Charles Ward Chief Financial Officer ir@evolvetransition.com (713) 800-9477